Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

BAY PEAK 2 ACQUISITION CORP.

TOUCHSTONE INDUSTRY GROUP LIMITED

and

THE SHAREHOLDERS OF

TOUCHSTONE INDUSTRY GROUP LIMITED
NAMED HEREIN

Dated as of November 30, 2008

TABLE OF CONTENTS

ARTICLE I EXCHANGE OF SHARES		1
1.1.	Exchange by the Shareholders	1
1.2.	Closing	1
1.3.	Section 368 Reorganization	2
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS		2
2.1.	Good Title	2
2.2.	Organization	2
2.3.	Power and Authority	2
2.4.	No Conflicts	2
2.5.	No Finder's Fee	3
2.6.	Purchase Entirely for Own Account	3
2.7.	Available Information	3
2.8.	Non-Registration	3
2.9.	Restricted Securities	3
2.10.	Legends	3
2.11.	Additional Legend; Consent	4
2.12.	Accredited Investor	4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF TIGL		4
3.1.	Organization, Standing and Power	4
3.2.	TIGL Subsidiaries; Equity Interests	4
3.3.	Capital Structure	5
3.4.	Authority; Execution and Delivery; Enforceability	5
3.5.	No Conflicts; Consents	5
3.6.	Taxes	6
3.7.	Benefit Plans	6
3.8.	Litigation	7
3.9.	Compliance with Applicable Laws	7
3.10.	Brokers	7
3.11.	Contracts	7
3.12.	Title to Properties	7
3.13.	Intellectual Property	8
3.14.	Labor Matters	8
3.15.	Financial Statements	8
3.16.	Insurance	8
3.17.	Transactions with Affiliates and Employees	8
3.18.	Solvency	9
3.19.	Application of Takeover Protections	9
3.20.	No Additional Agreements	9
3.21.	Investment Company	9
3.22.	Disclosure	9
3.23.	Absence of Certain Changes or Events	9
3.24.	No Undisclosed Events, Liabilities, Developments or Circumstances	10
3.25.	Foreign Corrupt Practices	11
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BP2		11
4.1.	Organization, Standing and Power	11
4.2.	Subsidiaries; Equity Interests	11
4.3.	Capital Structure	11
4.4.	Authority; Execution and Delivery; Enforceability	12
4.5.	No Conflicts; Consents	12
4.6.	Undisclosed Liabilities	13
4.7.	Financial Statements	13
4.8.	Absence of Certain Changes or Events	13
4.9.	Taxes	14
4.10.	Absence of Changes in Benefit Plans	14
4.11.	ERISA Compliance; Excess Parachute Payments	15

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TABLE OF CONTENTS

4.12.	Litigation	15
4.13.	Compliance with Applicable Laws	15
4.14.	Business Activities.	15
4.15.	Contracts	15
4.16.	Title to Properties	15
4.17.	Intellectual Property	16
4.18.	Employees/Labor Matters	16
4.19.	Transactions With Affiliates and Employees	16
4.20.	Solvency	16
4.21.	Application of Takeover Protections	17
4.22.	No Additional Agreements	17
4.23.	Investment Company	17
4.24.	Disclosure	17
4.25.	Certain Registration Matters	17
4.26.	No Undisclosed Events, Liabilities, Developments or Circumstances	17
4.27.	Foreign Corrupt Practices	18
4.28.	Formation related to a finalized Bankruptcy Plan	18
ARTICLE V DELIVERIES		18
5.1.	Deliveries of the Shareholders	18
5.2.	Deliveries of BP2	18
5.3.	Deliveries of TIGL	19
ARTICLE VI CONDITIONS TO CLOSING		20
6.1.	Shareholder and TIGL Conditions Precedent	20
6.2.	BP2 Conditions Precedent	20
ARTICLE VII COVENANTS		22
7.1.	Registration Under the Exchange Act; Listing	22
7.2.	Blue Sky Laws	22
7.3.	Public Announcements	22
7.4.	Fees and Expenses	22
7.5.	Continued Efforts	22
7.6.	Exclusivity	22
7.7.	Access	23
7.8.	Preservation of Business	23
7.9.	Amendment of BP2 Qualification Documents	23
7.10.	Indemnification and Insurance	23
7.11.	Preparation of Disclosure Letter	24
7.12.	Assumption of Securities Purchase Agreement	24
ARTICLE VIII MISCELLANEOUS		24
8.1.	Notices	24
8.2.	Amendments; Waivers; No Additional Consideration	25
8.3.	Termination	25
8.4.	Replacement of Securities	26
8.5.	Remedies	26
8.6.	Independent Nature of Shareholders' Obligations and Rights	26
8.7.	Limitation of Liability	26
8.8.	Interpretation	27
8.9.	Severability	27
8.10.	Counterparts; Facsimile Execution	27
8.11.	Entire Agreement; Third Party Beneficiaries	27
8.12.	Governing Law	27
8.13.	Assignment	27

Annex A

Schedule of Share Issuance

Annex B

Definitions

Schedule 1

Final Decree

ii

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of November 30, 2008, is by and among Bay Peak 2 Acquisition Corp., a Nevada corporation (“BP2”), Touchstone Industry Group Limited, a British Virgin Islands company (“TIGL”), and the Persons identified on Annex A hereto (together referred to herein as the “Shareholders”, each a “Shareholder”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.

BACKGROUND

TIGL has 50,000 shares of capital stock (the “TIGL Stock”) issued and outstanding, all of which are held by the Shareholders.  Each Shareholder is the record and beneficial owner of the number of shares of TIGL Stock set forth opposite such Shareholder's name on Annex A hereto.  Each Shareholder has agreed to transfer all of his, her or its (hereinafter “its”) shares of TIGL Stock in exchange for a number of newly issued shares of the Common Stock, $.001 par value, of BP2 (the “BP2 Stock”) that will, in the aggregate, constitute 93.53% of the issued and outstanding capital stock of BP2, on a fully diluted basis, as of and immediately after the Closing.  The number of shares of BP2 Stock to be received by each Shareholder is listed opposite each such Shareholder's name on Annex A.  The aggregate number of shares of BP2 Stock that is reflected on Annex A is referred to herein as the “Shares”.

The Board of Directors of each of BP2 and TIGL has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
 Exchange of Shares

1.1.

Exchange by the Shareholders.

At the Closing, each Shareholder shall sell, transfer, convey, assign and deliver to BP2 its TIGL Stock free and clear of all Liens in exchange for the BP2 Stock listed on Annex A opposite such Shareholder's name.

1.2.

Closing.

The closing (the “Closing”) of the transactions contemplated hereby (the “Transactions”) shall take place at the offices of Pillsbury Winthrop Shaw Pittman LLP in San Francisco, CA commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

1.3.

Section 368 Reorganization.

For U.S. federal income tax purposes, the Transactions are intended to constitute a “reorganization” within the meaning of Section 368(a)(1)(B) of the Code. The Parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) of the United States Treasury Regulations, and agree to file and retain such information as shall be required under Section 1.368-3T of the United States Treasury Regulations. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Transactions as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to, on or after the Closing Date has or may have on any such reorganization status. The Parties acknowledge and agree that each (a) has had the opportunity to obtain independent legal and tax advice with respect to the Transactions and this Agreement, and (b) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is determined not to qualify as a reorganization under Section 368 of the Code.

ARTICLE II
 Representations and Warranties of the Shareholders

Each of the Shareholders hereby severally (and not jointly) represents and warrants to BP2 with respect to itself, as follows:.

2.1.

Good Title.

The Shareholder is the record and beneficial owner, and has good title to its TIGL Stock, with the right and authority to sell and deliver such TIGL Stock.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of BP2 as the new owner of such TIGL Stock in the share register of TIGL, BP2 will receive good title to such TIGL Stock, free and clear of all Liens.

2.2.

Organization.

Each Shareholder that is an entity is duly organized and validly existing in its jurisdiction of organization.

2.3.

Power and Authority.

Each Shareholder that is an entity has the legal power, capacity and authority to execute and deliver this Agreement and each Transaction Document to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the Transactions.  All acts required to be taken by the Shareholder to enter into this Agreement, to deliver each Transaction Document to which it is a party and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.

2.4.

No Conflicts.

The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

2.5.

No Finder's Fee.

The Shareholder has not created any obligation for any finder's, investment banker's or broker's fee in connection with the Transactions.

2.6.

Purchase Entirely for Own Account.

The BP2 Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the BP2 Stock, except in compliance with applicable securities laws.

2.7.

Available Information.

The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in BP2.

2.8.

Non-Registration.

The Shareholder understands that the BP2 Stock has not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder's representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the BP2 Stock in accordance with BP2's charter documents or the laws of its jurisdiction of incorporation.

2.9.

Restricted Securities.

The Shareholder understands that the Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering. The issuance of the Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the BP2 Stock is being effected in reliance upon an exemption from registration afforded under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.10.

Legends.

 The Shareholder hereby agrees with BP2 that the BP2 Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

2.11.

Additional Legend; Consent.

Additionally, the BP2 Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Shareholder consents to BP2 making a notation on its records or giving instructions to any transfer agent of BP2 Stock in order to implement the restrictions on transfer of the Shares.

2.12.

Accredited Investor.

The Shareholder is an “accredited Investor” within the meaning of Rule 501 under the Securities Act and the Shareholder was not organized for the specific purpose of acquiring the Shares.

ARTICLE III
 Representations and Warranties of TIGL

Subject to the exceptions set forth in the TIGL Disclosure Letter (regardless of whether or not the TIGL Disclosure Letter is referenced below with respect to any particular representation or warranty), TIGL represents and warrants as follows to BP2.

3.1.

Organization, Standing and Power.

TIGL and each of its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on TIGL, a material adverse effect on the ability of TIGL to perform its obligations under this Agreement or on the ability of TIGL to consummate the Transactions (a “TIGL Material Adverse Effect”).  TIGL and each of its subsidiaries is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary except where the failure to so qualify would not reasonably be expected to have a TIGL Material Adverse Effect.  TIGL has delivered to BP2 true and complete copies of the TIGL Constituent Instruments, and the comparable charter, organizational documents and other constituent instruments of each of its subsidiaries, in each case as amended through the date of this Agreement.

3.2.

TIGL Subsidiaries; Equity Interests.

(a)

The TIGL Disclosure Letter lists each subsidiary of TIGL and its jurisdiction of organization.  All the outstanding shares of capital stock or equity investments of each subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by TIGL, by another subsidiary of TIGL or by TIGL and another subsidiary of TIGL, free and clear of all Liens.

(b)

Except for its interests in its subsidiaries, TIGL does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

3.3.

Capital Structure.

The authorized capital stock of TIGL consists of 50,000 ordinary shares all of which are issued and outstanding.  Except as set forth above, no shares of capital stock or other voting securities of TIGL are issued, reserved for issuance or outstanding.  TIGL is the sole record and beneficial owner of all of the issued and outstanding capital stock of each of its subsidiaries.  All outstanding shares of the capital stock of TIGL and each of its subsidiaries are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of the British Virgin Islands, the TIGL Constituent Instruments or any Contract to which TIGL is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of TIGL or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of TIGL Stock or the capital stock of any of its subsidiaries may vote (“Voting TIGL Debt”).  Except as set forth in the TIGL Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which TIGL or any of its subsidiaries is a party or by which any of them is bound (a) obligating TIGL or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, TIGL or any of its subsidiaries or any Voting TIGL Debt, (b) obligating TIGL or any of its subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of TIGL or of any of its subsidiaries.  As of the date of this Agreement, there are not any outstanding contractual obligations of TIGL to repurchase, redeem or otherwise acquire any shares of capital stock of TIGL.

3.4.

Authority; Execution and Delivery; Enforceability.

TIGL has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by TIGL of this Agreement and the consummation by TIGL of the Transactions have been duly authorized and approved by the Board of Directors of TIGL and no other corporate proceedings on the part of TIGL are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against TIGL in accordance with its terms.

3.5.

No Conflicts; Consents.

(a)

The execution and delivery by TIGL of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of TIGL or any of its subsidiaries under, any provision of (i) the TIGL Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which TIGL or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to TIGL or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a TIGL Material Adverse Effect.

(b)

Except for any required filings under applicable “Blue Sky” or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to TIGL or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

3.6.

Taxes.

(a)

Each of TIGL and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a TIGL Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a TIGL Material Adverse Effect.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of TIGL know of no basis for any such claim.

(b)

The TIGL Financial Statements reflect an adequate reserve for all Taxes payable by TIGL and its subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against TIGL or any of its subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a TIGL Material Adverse Effect.

3.7.

Benefit Plans.

(a)

Except as set forth in the TIGL Disclosure Letter, TIGL does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of TIGL or any of its subsidiaries (collectively, “TIGL Benefit Plans”).  As of the date of this Agreement there are not any severance or termination agreements or arrangements between TIGL or any of its subsidiaries and any current or former employee, officer or director of TIGL or any of its subsidiaries, nor does TIGL or any of its subsidiaries have any general severance plan or policy.

(b)

Since December 31, 2007, there has not been any adoption or amendment in any material respect by TIGL or any of its subsidiaries of any TIGL Benefit Plan.

3.8.

Litigation.

There is no Action against or affecting TIGL or any of its subsidiaries or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a TIGL Material Adverse Effect.  Neither TIGL nor any of its subsidiaries, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

3.9.

Compliance with Applicable Laws.

TIGL and each of its subsidiaries have conducted their business and operations in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a TIGL Material Adverse Effect.  TIGL has not received any written communication during the past two years from a Governmental Entity that alleges that TIGL is not in compliance in any material respect with any applicable Law.  This Section 3.9 does not relate to matters with respect to Taxes, which are the subject of Section 3.6.

3.10.

Brokers.

Except as set forth in the TIGL Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of TIGL or any of its subsidiaries.

3.11.

Contracts.

Except as disclosed in the TIGL Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of TIGL and its subsidiaries taken as a whole.  Neither TIGL nor any of its subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a TIGL Material Adverse Effect.

3.12.

Title to Properties.

Except as set forth in the TIGL Disclosure Letter, neither TIGL nor any of its subsidiaries own any real property.  TIGL and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which TIGL or any of its subsidiaries has leasehold interests, are free and clear of all Liens other than those set forth in the TIGL Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of TIGL and its subsidiaries to conduct business as currently conducted.

3.13.

Intellectual Property.

TIGL and each of its subsidiaries own, or are validly licensed or otherwise have the right to use, all Intellectual Property Rights which are material to the conduct of the business of TIGL and its subsidiaries taken as a whole.  The TIGL Disclosure Letter sets forth a description of all Intellectual Property Rights which are material to the conduct of the business of TIGL and its subsidiaries taken as a whole.  There are no claims pending or, to the knowledge of TIGL, threatened that TIGL or any of its subsidiaries is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of TIGL, no person is infringing the rights of TIGL or any of its subsidiaries with respect to any Intellectual Property Right.

3.14.

Labor Matters.

There are no collective bargaining or other labor union agreements to which TIGL or any of its subsidiaries is a party or by which any of them is bound.  No material labor dispute exists or, to the knowledge of TIGL, is imminent with respect to any of the employees of TIGL.

3.15.

Financial Statements.

TIGL has delivered to BP2 its audited consolidated financial statements for the fiscal years ended December 31, 2007 and 2006 and its unaudited financial statements for the nine months ended September 30, 2008 and 2007 (collectively, the “TIGL Financial Statements”).  The TIGL Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The TIGL Financial Statements fairly present in all material respects the financial condition and operating results of TIGL, as of the dates, and for the periods, indicated therein.  TIGL does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2007, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the TIGL Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a TIGL Material Adverse Effect.

3.16.

Insurance.

Except as set forth in the TIGL Disclosure Letter, TIGL and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which TIGL and its subsidiaries are engaged and in the geographic areas where they engage in such businesses.  TIGL has no reason to believe that it will not be able to renew its and its subsidiaries' existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with market for TIGL's and such subsidiaries' respective lines of business.

3.17.

Transactions with Affiliates and Employees.

Except as set forth in the TIGL Disclosure Letter and the TIGL Financial Statements, none of the officers or directors of TIGL and, to the knowledge of TIGL, none of the employees of TIGL is presently a party to any transaction with TIGL or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of TIGL, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

3.18.

Solvency.

Based on the financial condition of TIGL as of the Closing Date (and assuming that the Closing shall have occurred), (a) TIGL's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of TIGL's existing debts and other liabilities (including known contingent liabilities) as they mature, (b) TIGL's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by TIGL, and projected capital requirements and capital availability thereof, and (c) the current cash flow of TIGL, together with the proceeds TIGL would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  TIGL does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

3.19.

Application of Takeover Protections.

TIGL has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the TIGL Constituent Instruments or the laws of its  jurisdiction of organization that is or could become applicable to the Shareholders as a result of the Shareholders and TIGL fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders' ownership of the Shares.

3.20.

No Additional Agreements.

Except as set forth in the TIGL Disclosure Letter, TIGL does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

3.21.

Investment Company.

TIGL is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.22.

Disclosure.

All disclosure provided to BP2 regarding TIGL, its business and the Transactions, furnished by or on behalf of TIGL (including TIGL's representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.23.

Absence of Certain Changes or Events.

Except as disclosed in the TIGL Financial Statements or in the TIGL Disclosure Letter, from December 31, 2007 to the date of this Agreement, TIGL has conducted its business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of TIGL or any of its subsidiaries, except changes in the ordinary course of business that have not caused, in the aggregate, a TIGL Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a TIGL Material Adverse Effect;

(c)

any waiver or compromise by TIGL or any of its subsidiaries of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by TIGL or any of its subsidiaries, except in the ordinary course of business and the satisfaction or discharge of which would not have a TIGL Material Adverse Effect;

(e)

any material change to a material Contract by which TIGL or any of its subsidiaries or any of its respective assets is bound or subject;

(f)

any mortgage, pledge, transfer of a security interest in, or lien, created by TIGL or any of its subsidiaries, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair TIGL's or its subsidiaries' ownership or use of such property or assets;

(g)

any loans or guarantees made by TIGL or any of its subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)

any alteration of TIGL's method of accounting or the identity of its auditors;

(i)

any declaration or payment of dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any TIGL Stock;

(j)

any issuance of equity securities to any officer, director or affiliate, except pursuant to existing TIGL stock option plans; or

(k)

any arrangement or commitment by TIGL or any of its subsidiaries to do any of the things described in this Section 3.23.

3.24.

No Undisclosed Events, Liabilities, Developments or Circumstances.

No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to TIGL or any of its subsidiaries, or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by TIGL under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by TIGL of its TIGL Stock and which has not been publicly announced.

3.25.

Foreign Corrupt Practices.

Neither TIGL, nor any of its subsidiaries, nor, to TIGL's knowledge, any director, officer, agent, employee or other person acting on behalf of TIGL or any of its subsidiaries has, in the course of its actions for, or on behalf of, TIGL (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

ARTICLE IV
 Representations and Warranties of BP2

Subject to the exceptions set forth in the BP2 Disclosure Letter (regardless of whether or not the BP2 Disclosure Letter is referenced below with respect to any particular representation or warranty), BP2 represents and warrants as follows to the Shareholders and TIGL.

4.1.

Organization, Standing and Power.

BP2 is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on BP2, a material adverse effect on the ability of BP2 to perform its obligations under this Agreement or on the ability of BP2 to consummate the Transactions (a “BP2 Material Adverse Effect”).  BP2 is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a BP2 Material Adverse Effect.  BP2 has delivered to TIGL true and complete copies of the BP2 Charter and the BP2 Bylaws.

4.2.

Subsidiaries; Equity Interests.

BP2 does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

4.3.

Capital Structure.

The authorized capital stock of BP2 consists of 190,000,000 shares of common stock, $.001 par value, and 10,000,000 shares of undesignated preferred stock, $.001 par value.  As of the date hereof (a) 6,993,788 shares of BP2's common stock are issued and outstanding, (b) no shares of preferred stock are issued and outstanding, and (c) no shares of BP2's common stock or preferred stock are held by BP2 in its treasury.  Except as set forth in the BP2 Disclosure Letter, no shares of capital stock or other voting securities of BP2 were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of BP2 are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the BP2 Charter, the BP2 Bylaws or any Contract to which BP2 is a party or otherwise bound.  Except as set forth in the BP2 Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of BP2 having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of BP2's common stock may vote (“Voting BP2 Debt”).  Except as set forth in the BP2 Disclosure Letter, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which BP2 is a party or by which it is bound (a) obligating BP2 to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, BP2 or any Voting BP2 Debt, (b) obligating BP2 to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of BP2.  As of the date of this Agreement, there are not any outstanding contractual obligations of BP2 to repurchase, redeem or otherwise acquire any shares of capital stock of BP2.   Except as set forth in the BP2 Disclosure Letter, BP2 is not a party to any agreement granting any securityholder of BP2 the right to cause BP2 to register shares of the capital stock or other securities of BP2 held by such securityholder under the Securities Act.  The stockholder list provided to TIGL is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the BP2's common stock.

4.4.

Authority; Execution and Delivery; Enforceability.

The execution and delivery by BP2 of this Agreement and the consummation by BP2 of the Transactions have been duly authorized and approved by the Board of Directors of BP2 and the holders of a majority of its capital stock and no other corporate proceedings on the part of BP2 are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of BP2, enforceable against BP2 in accordance with the terms hereof.

4.5.

No Conflicts; Consents.

(a)

The execution and delivery by BP2 of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of BP2 under, any provision of (i) the BP2 Charter or BP2 Bylaws, (ii) any material Contract to which BP2 is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to BP2 or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a BP2 Material Adverse Effect.

(b)

No Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to BP2 in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

4.6.

Undisclosed Liabilities.

BP2 has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of BP2 or in the notes thereto.  The BP2 Disclosure Letter sets forth all financial and contractual obligations and liabilities (including any obligations to issue capital stock or other securities of BP2) due after the date hereof.  As of the date hereof, all liabilities of BP2 have been paid off and shall in no event remain liabilities of BP2, TIGL or the Shareholders following the Closing.

4.7.

Financial Statements.

BP2 has delivered to TIGL and Shareholders its unaudited consolidated financial statements for period ending August 31, 2008 (the “BP2 Financial Statements”).  The BP2 Financial Statements fairly present in all material respects the financial condition and operating results of BP2, as of the dates, and for the periods, indicated therein.  BP2 does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to August 31, 2008, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the BP2 Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a BP2 Material Adverse Effect.

4.8.

Absence of Certain Changes or Events.

 Except as disclosed in the most recent BP2 Financial Statements or the BP2 Disclosure Letter, from the date of the most recent unaudited financial statements of BP2 to the date of this Agreement, BP2 has conducted its business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of BP2 from that reflected in the BP2 Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a BP2 Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a BP2 Material Adverse Effect;

(c)

any waiver or compromise by BP2 of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by BP2, except in the ordinary course of business and the satisfaction or discharge of which would not have a BP2 Material Adverse Effect;

(e)

any material change to a material Contract by which BP2 or any of its assets is bound or subject;

(f)

any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)

any resignation or termination of employment of any officer of BP2;

(h)

any mortgage, pledge, transfer of a security interest in or lien created by BP2 with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair BP2's ownership or use of such property or assets;

(i)

any loans or guarantees made by BP2 to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)

any declaration, setting aside or payment or other distribution in respect of any of BP2's capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by BP2;

(k)

any alteration of BP2's method of accounting or the identity of its auditors;

(l)

any issuance of equity securities to any officer, director or affiliate, except pursuant to existing BP2 stock option plans; or

(m)

any arrangement or commitment by BP2 to do any of the things described in this Section 4.8.

4.9.

Taxes.

(a)

BP2 has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a BP2 Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a BP2 Material Adverse Effect.

(b)

The BP2 Financial Statements reflect an adequate reserve for all Taxes payable by BP2 (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against BP2, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a BP2 Material Adverse Effect.

(c)

There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of BP2.  BP2 is not bound by any agreement with respect to Taxes.

4.10.

Absence of Changes in Benefit Plans.

From the date of the BP2 Financial Statements to the date of this Agreement, there has not been any adoption or amendment in any material respect by BP2 of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of BP2 (collectively, “BP2 Benefit Plans”).  As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between BP2 and any current or former employee, officer or director of BP2, nor does BP2 have any general severance plan or policy.

4.11.

ERISA Compliance; Excess Parachute Payments.

BP2 does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other BP2 Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of BP2.

4.12.

Litigation.

There is no Action against or affecting BP2 or any subsidiary or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a BP2 Material Adverse Effect.  Neither BP2 nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

4.13.

Compliance with Applicable Laws.

BP2 is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a BP2 Material Adverse Effect.  BP2 has not received any written communication during the past two years from a Governmental Entity that alleges that BP2 is not in compliance in any material respect with any applicable Law.  This Section 4.13 does not relate to matters with respect to Taxes, which are the subject of Section 4.9.

4.14.

Business Activities.

BP2 has not conducted any business activities, either directly or indirectly, within any country that is on the U.S. Department of State's list of state sponsors of terrorism.

4.15.

Contracts.

Except as set forth in the BP2 Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of BP2 taken as a whole.  BP2 is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a BP2 Material Adverse Effect.

4.16.

Title to Properties.

BP2 has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which BP2 has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of BP2 to conduct business as currently conducted.  BP2 has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  BP2 enjoys peaceful and undisturbed possession under all such material leases.

4.17.

Intellectual Property.

BP2 does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of BP2, threatened that BP2 is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

4.18.

Employees/Labor Matters.

(a)

There are no collective bargaining or other labor union agreements to which BP2 is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of BP2, is imminent with respect to any of the employees of BP2.

(b)

 Set forth in the BP2 Disclosure Letter is a complete list of all stock option plans providing for the grant by BP2 of stock options to directors, officers, employees, consultants or other Persons.

(c)

Except as set forth in the BP2 Disclosure Letter, BP2 does not have any employee benefit plans or arrangements covering its present and former employees or providing benefits to such persons in respect of services provided to BP2.

(d)

Except as set forth in the BP2 Disclosure Letter, neither the consummation of the Transactions alone, nor in combination with another event, with respect to each director, officer, employee and consultant of BP2, will result in (a) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due from BP2, (b) any increase in the amount of compensation or benefits payable to any such individual or (c) any acceleration of the vesting or timing of payment of compensation payable to any such individual. No agreement, arrangement or other contract of BP2 provides benefits or payments contingent upon, triggered by, or increased as a result of a change in the ownership or effective control of BP2.

4.19.

Transactions With Affiliates and Employees.

 None of the officers or directors of BP2 and, to the knowledge of BP2, none of the employees of BP2 is presently a party to any transaction with BP2 or any subsidiary (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of BP2, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.20.

Solvency.

 Based on the financial condition of BP2 as of the Closing Date (and assuming that the Closing shall have occurred), (a) BP2's fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of BP2's existing debts and other liabilities (including known contingent liabilities) as they mature, (b) BP2's assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by BP2, and projected capital requirements and capital availability thereof, and (c) the current cash flow of BP2, together with the proceeds BP2 would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  BP2 does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

4.21.

Application of Takeover Protections.

 BP2 has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the BP2's charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and BP2 fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders' ownership of the Shares.

4.22.

No Additional Agreements.

BP2 does not have any agreement or understanding with the Shareholders with respect to the Transactions other than as specified in this Agreement.

4.23.

Investment Company.

BP2 is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.24.

Disclosure.

All disclosure provided to the Shareholders regarding BP2, its business and the Transactions, furnished by or on behalf of BP2 (including BP2's representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.25.

Certain Registration Matters.

Except as set forth in the BP2 Disclosure Letter, BP2 has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of BP2 registered with the SEC or any other governmental authority that have not been satisfied.

4.26.

No Undisclosed Events, Liabilities, Developments or Circumstances.

No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to BP2, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by BP2 under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by BP2 of its common stock and which has not been publicly announced.

4.27.

Foreign Corrupt Practices.

Neither BP2, nor to BP2's knowledge, any director, officer, agent, employee or other person acting on behalf of BP2 has, in the course of its actions for, or on behalf of, BP2 (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.28.

Formation related to a finalized Bankruptcy Plan.

 BP2 was originally incorporated with the name VT Financial Services Inc. (“VTF”).  VTF was formed as part of the implementation of a Chapter 11 reorganization plan (the “Visitalk Plan”) of Visitalk.com, Inc. (“Visitalk.com”). VTF was incorporated in Arizona on September 3, 2004 as a wholly owned subsidiary of Visitalk Capital Corporation (“VCC”). The Visitalk Plan was confirmed by the Bankruptcy Court and deemed effective on September 17, 2004. The Final Decree closing the Visitalk.com Chapter 11 case was entered by the Bankruptcy Court on July 28, 2006 and is attached as Schedule 1 (the “Final Decree”). With the entry of the Final Decree, VTF has no liabilities of any kind related to any Visitalk.com claimants or shareholders. The Visitalk Plan further authorized VCC to distribute 846,147 of VTF's shares held by VCC to 201 creditors of Visitalk.com.  In addition, the Visitalk Plan authorized the issuance of newly designated warrants to purchase shares of VTF common stock, in various ratios in accordance with the Visitalk Plan, to 330 creditors and claimants of Visitalk.com.  The distribution of these securities under the Visitalk Plan was exempt from registration under the Securities Act of 1933, as authorized by Section 1145 of the Bankruptcy Code. VTF changed the state of incorporation from Arizona to Nevada and adopted a change of name to Bay Peak 2 Acquisition Corp. effective October 1, 2008.

ARTICLE V
 Deliveries

5.1.

Deliveries of the Shareholders.

(a)

Concurrently herewith each Shareholder is delivering to BP2 this Agreement executed by the Shareholder.

(b)

At or prior to the Closing, each Shareholder shall deliver to BP2:

(i)

certificate(s) representing its TIGL Stock; and

(ii)

an original duly executed instrument of transfer for transfer by the Shareholder of its TIGL Stock to BP2.

5.2.

Deliveries of BP2.

(a)

Concurrently herewith, BP2 is delivering to the Shareholders and to TIGL a copy of this Agreement executed by BP2.

(b)

At or prior to the Closing, BP2 shall deliver to TIGL:

(i)

a certificate from BP2, signed by its Secretary or Assistant Secretary, certifying that the attached copies of the BP2 Charter, BP2 Bylaws and resolutions of the stockholders and Board of Directors of BP2 approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect;

(ii)

a certificate of good standing of BP2 dated within five (5) business days of Closing issued by the Secretary of State of Nevada;

(iii)

a letter of resignation from each director and officer of BP2 resigning from their positions effective upon the Closing;

(iv)

evidence of the election of Mr. Yuan XueTian, Mr. Chen FeiYu and Ms. Chen JinWei as directors of BP2, Mr. Yuan XueTian as the Chief Executive Officer of BP2, Mr. Song YuanYuan as the Chief Financial Officer of BP2, and such other executive officers designated by TIGL, effective as of the Closing;

(v)

such pay-off letters and releases relating to liabilities of BP2 as TIGL shall request, in form and substance satisfactory to TIGL;

(vi)

the results of UCC, judgment lien and tax lien searches with respect to BP2, the results of which indicate no liens on the assets of BP2;

(vii)

a duly executed release by the current directors, officers and certain stockholders of BP2 in favor of BP2, TIGL and the Shareholders, in form and substance satisfactory to TIGL; and

(viii)

an indemnity agreement, executed by Bay Peak for the benefit of BP2, TIGL and Shareholders, in the form and substance satisfactory to TIGL.

(c)

At or within 5 business days following the Closing, BP2 shall deliver to each Shareholder a certificate representing the Shares issued to such Shareholder as set forth on Annex A.

5.3.

Deliveries of TIGL.

(a)

Concurrently herewith, TIGL is delivering to BP2 this Agreement executed by TIGL.

(b)

At or prior to the Closing, TIGL shall deliver to BP2 a certificate from TIGL, signed by its authorized officer certifying that the attached copies of the TIGL Constituent Instruments and resolutions of the Board of Directors of TIGL approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

ARTICLE VI
 Conditions to Closing

6.1.

Shareholder and TIGL Conditions Precedent.

The obligations of the Shareholders and TIGL to enter into and complete the Closing are subject, at the option of the Shareholders and TIGL, to the fulfillment on or prior to the Closing Date of the following conditions:

(a)

Representations and Covenants.  The representations and warranties of BP2 contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  BP2 shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by BP2 on or prior to the Closing Date.  BP2 shall have delivered to the Shareholders and TIGL a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of TIGL or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of BP2 or TIGL.

(c)

No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the BP2 Financial Statements which has had or is reasonably likely to cause a BP2 Material Adverse Effect.

(d)

Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of BP2, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to TIGL and the Shareholders.

(e)

Deliveries.  The deliveries specified in Section 5.2 shall have been made by BP2.

(f)

Satisfactory Completion of Due Diligence.  TIGL and the Shareholders shall have completed  their legal, accounting and business due diligence of BP2 and the results thereof shall be satisfactory to TIGL and the Shareholders in their sole and absolute discretion.

(g)

Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by BP2 for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated by this Agreement, shall have been obtained and made by BP2, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a material adverse effect on BP2, Shareholders or TIGL.

6.2.

BP2 Conditions Precedent.

The obligations of BP2 to enter into and complete the Closing is subject, at the option of BP2, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by BP2 in writing.

(a)

Representations and Covenants.  The representations and warranties of the Shareholders and TIGL contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Shareholders and TIGL shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholder and TIGL on or prior to the Closing Date.  Each of TIGL and the Shareholders shall have delivered to BP2 a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of BP2, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of TIGL

(c)

No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2007 which has had or is reasonably likely to cause a TIGL Material Adverse Effect.

(d)

Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of BP2, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to BP2.

(e)

Deliveries.  The deliveries specified in Section 5.1 and Section 5.3 shall have been made by the Shareholders and TIGL, respectively.

(f)

Satisfactory Completion of Due Diligence.  BP2 shall have completed its legal, accounting and business due diligence of TIGL and the Shareholders and the results thereof shall be satisfactory to BP2 in its sole and absolute discretion.

(g)

Delivery of Audit  Report and  Financial  Statements.  TIGL shall have completed the TIGL Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board relating to the fiscal years ended December 31, 2007 and 2006.  The form and substance of the Financial Statements shall be satisfactory to BP2 in its sole and absolute discretion.

(h)

Delivery of PRC Legal Opinion.  TIGL shall have received an opinion from its legal counsel in the People's Republic of China that confirms the legality under Chinese law of the restructuring being effected by TIGL in connection with the Transactions and that is otherwise satisfactory to TIGL, the Shareholders, and BP2.

(i)

Securities Purchase Agreement. Bay Peak and TIGL shall have executed and delivered a securities purchase agreement, in form and substance to be agreed upon by the parties thereto.

(j)

Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders or TIGL for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated by this Agreement, shall have been obtained and made by Shareholders or TIGL, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a material adverse effect on the BP2, Shareholders or TIGL.

ARTICLE VII
 Covenants

7.1.

Registration Under the Exchange Act; Listing.

BP2 will use its best efforts to file a Form 10 within 60 days after Closing to register the Shares pursuant to the Exchange Act and qualify BP2 Stock for trading on a recognized U.S. stock exchange or OTC.

7.2.

Blue Sky Laws.

 BP2 shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the BP2 Stock in connection with this Agreement.

7.3.

Public Announcements.

 BP2 and TIGL will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to this Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

7.4.

Fees and Expenses.

All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

7.5.

Continued Efforts.

Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

7.6.

Exclusivity.

No Party hereto shall (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of BP2 or TIGL (as applicable), or any assets of BP2 or TIGL (as applicable) (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  Each Party shall notify the other immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

7.7.

Access.

Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

7.8.

Preservation of Business.

From the date of this Agreement until the Closing Date, each of TIGL and BP2 shall, except as otherwise permitted by the terms of this Agreement, operate only in the ordinary and usual course of business consistent with its past practices and shall use reasonable commercial efforts to (a) preserve intact its business organization, (b) preserve the good will and advantageous relationships with customers, suppliers, independent contractors, employees and other Persons material to the operation of its business, and (c) not permit any action or omission that would cause any of its representations or warranties contained herein to become inaccurate or any of its covenants to be breached in any material respect.

7.9.

Amendment of BP2 Qualification Documents.

 Immediately following the Closing, the Shareholders shall cause BP2 to amend the qualification documents in each jurisdiction (other than its state of formation) in which it is qualified to do business to change BP2's name to “China Golden Dragon Travel Group, Inc.”

7.10.

Indemnification and Insurance.

(a)

BP2 shall to the fullest extent permitted under applicable Law or the BP2 Charter and Bylaws, indemnify and hold harmless, each present and former director, officer or employee of BP2 (collectively, the “Indemnified Parties”) against any damages (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Closing Date, to the same extent as provided in the BP2 Charter and Bylaws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of five years after the Closing Date. In the event of any such Proceeding (whether arising before or after the Closing Date), (i) any counsel retained by the Indemnified Parties for any period after the Closing Date shall be reasonably satisfactory to BP2, (ii) after the Closing Date, BP2 shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, provided that the Indemnified Parties shall be required to reimburse BP2 for such payments in the circumstances and to the extent required by the BP2 Charter and Bylaws, any applicable contract or agreement or applicable Law, and (iii) BP2 will cooperate in the defense of any such matter;  provided, however , that BP2 shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld. The Indemnified Parties as a group may retain only one law firm to represent them in each applicable jurisdiction with respect to any single action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case each Indemnified Person with respect to whom such a conflict exists (or group of such Indemnified Persons who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction.

(b)

This Section 7.10 shall survive the consummation of the transactions contemplated by this Agreement and upon the execution hereof, is intended to benefit the Indemnified Parties, shall be binding on all successors and assigns of BP2 and shall be enforceable by the Indemnified Parties.

7.11.

Preparation of Disclosure Letter.

The Parties acknowledge and agree that, while BP2 and TIGL have provided drafts of the BP2 Disclosure Letter and TIGL Disclosure Letter, BP2 and TIGL have not yet delivered the final disclosure letters.  BP2 and TIGL shall deliver BP2 Disclosure Letter and the TIGL Disclosure Letter to the Parties, including copies of all agreements and other documents referred to thereon, in final form within at least 2 business days prior to the Closing.  The Parties shall have two (2) business days following delivery of BP2 Disclosure Letter and the TIGL Disclosure Letter, along with all related agreements and other documents referred to thereon, in which to terminate this Agreement if any Party objects to any information contained in BP2 Disclosure Letter or the TIGL Disclosure Letter or the contents of any such agreement or other document and the Parties cannot agree on mutually satisfactory modifications thereto.

7.12.

Assumption of Securities Purchase Agreement.

BP2 hereby assumes all of the obligations of TIGL under that certain Securities Purchase Agreement, dated October 30, 2008, between TIGL and Bay Peak (the “SPA”).  The Parties acknowledge that while TIGL has issued shares of TIGL's stock to Bay Peak as required by Section 2 of the SPA, TIGL has not yet issued the Warrant required by such section.  BP2 hereby agrees to issue a Warrant to Bay Peak and/or its designees on the closing date of the Financing for the purchase of a number of shares of BP2's Common Stock equal to 8% of total issued and outstanding capital stock of BP2 on a fully diluted basis on the date of such Financing.

ARTICLE VIII
 Miscellaneous

8.1.

Notices.

All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to BP2, to:

Bay Peak 2 Acquisition Corp.

169 Bolsa Ave.

Mill Valley, CA. 94941

Attention: Cory Roberts

Facsimile: 415-462-0242

If to Touchstone Industry Group Limited, to:

Song LiQiang

China World Tower 1, Ste. 1810

No.1 JianGuoMenWai Avenue

Beijing 10004, China

Facsimile: 0086-10-65050868

with a copy to:

Pillsbury Winthrop Shaw Pittman LLP

50 Fremont Street

San Francisco, CA  94105-2228

Attention:  Scott C. Kline, Esq.

Facsimile: 415.983.1200

If to the Shareholders at the addresses set forth in Annex A hereto.

8.2.

Amendments; Waivers; No Additional Consideration.

No provision of this Agreement may be waived or amended except in a written instrument signed by TIGL, BP2 and Shareholders holding a majority of the Shares.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to any Shareholder to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Shareholders to then hold the Shares.

8.3.

Termination.

(a)

The Parties may terminate this Agreement as provided below:

(i)

TIGL, BP2 and a majority of the Shareholders may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)

BP2 may terminate this Agreement by giving written notice to TIGL and the Shareholders at any time prior to the Closing (A) in the event TIGL or any Shareholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, BP2 has notified TIGL and/or the Shareholder of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) in the event that BP2 objects to any information contained in the TIGL Disclosure Letter and the Parties cannot agree on mutually satisfactory modifications thereto, in accordance with Section 7.11 hereof; or (C) if the Closing shall not have occurred on or before January 1, 2009 by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from BP2 itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)

TIGL may terminate this Agreement by giving written notice to BP2 at any time prior to the Closing (A) in the event BP2 has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, TIGL has notified BP2 of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach;  (B) if the Closing shall not have occurred on or before January 1, 2009 by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from TIGL or any Shareholder breaching any representation, warranty, or covenant contained in this Agreement).

(b)

If any Party terminates this Agreement pursuant to Section 8.3(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

8.4.

Replacement of Securities.

If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, BP2 shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to BP2 of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, BP2 may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

8.5.

Remedies.

In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, BP2 and TIGL will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

8.6.

Independent Nature of Shareholders' Obligations and Rights.

The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholder, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement.  The decision of each Shareholder to acquire the Shares pursuant to this Agreement has been made by such Shareholder independently of any other Shareholder.  Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.  Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose.  Each of TIGL and BP2 acknowledges that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.

8.7.

Limitation of Liability.

Notwithstanding anything herein to the contrary, each of BP2 and TIGL acknowledges and agrees that the liability of a Shareholder arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

8.8.

Interpretation.

When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

8.9.

Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.10.

Counterparts; Facsimile Execution.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

8.11.

Entire Agreement; Third Party Beneficiaries.

This Agreement, taken together with the TIGL Disclosure Letter and the BP2 Disclosure Letter, (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) are not intended to confer upon any person other than the Parties any rights or remedies.

8.12.

Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

8.13.

Assignment.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BAY PEAK 2 ACQUISITION CORP.

By: /s/ Cory Roberts

 Name:  Cory Roberts

Title:  President

TOUCHSTONE INDUSTRY GROUP LTD.

By: /s/ Song LiQiang

 Name:  Song LiQiang

Title: President

SHAREHOLDERS:

/s/ Song LiQiang

Song LiQiang

      /s/ Yu Shumei

Yu Shumei

      /s/ Yu Xiaohong

Yu Xiaohong

      /s/ Cory Roberts

BayPeak LLC

Cory Roberts

ANNEX A

Shareholder of TIGL

Name	Number of Shares of TIGL Stock	Percentage of Total Shares of TIGL Stock	Number of Shares of BP2 Stock to be Received
Song LiQiang China World Tower 1, Ste. 1810 No.1 JianGuoMenWai Avenue Beijing 10004, China	40,100	80.2%	81,083,686
Yu Xiaohong China World Tower 1, Ste. 1810 No.1 JianGuoMenWai Avenue Beijing 10004, China	3,450	6.9%	6,976,028
Yu Shumei China World Tower 1, Ste. 1810 No.1 JianGuoMenWai Avenue Beijing 10004, China	3,450	6.9%	6,976,028
BayPeak LLC 169 Bolsa Ave. Mill Valley, California	3,000	6%	6,066,111

ANNEX B

Definitions

“Action” means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Bay Peak” means Bay Peak LLC.

“BP2” has the meaning set forth in the Preamble of this Agreement.

“BP2 Benefit Plans” has the meaning set forth in the Section 4.10 of this Agreement.

“BP2 Bylaws” means the Bylaws of BP2, as amended to the date of this Agreement.

“BP2 Charter” means the Articles of Incorporation of BP2, as amended to the date of this Agreement.

“BP2 Disclosure Letter” means the letter delivered from BP2 to TIGL and the Shareholder concurrently herewith.

“BP2 Financial Statements” has the meaning set forth in the Section 4.7 of this Agreement.

“BP2 Material Adverse Effect” has the meaning set forth in the Section 4.1 of this Agreement.

“BP2 Stock” has the meaning set forth in the Background Section of this Agreement.

“Closing” has the meaning set forth in Section 1.2 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.2 of this Agreement.

“Consent” means any material consent, approval, license, permit, order or authorization.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Final Decree” has the meaning set forth in Section 4.28 of this Agreement.

“Financing” means the first equity financing transaction by the Company occurring within 12 months of this Agreement raising at least US$2 million.

“Governmental Entity” means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Indemnified Parties” has the meaning set forth in Section 7.10 of this Agreement.

“Intellectual Property Right” means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

“Law” means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

“Lien” means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

“Party” has the meaning set forth in the Preamble of this Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder” has the meaning set forth in the Preamble of this Agreement.

“Shares” has the meaning set forth in the Background Section of this Agreement.

“SPA” has the meaning set forth in Section 7.12 of this Agreement.

“Taxes” means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“TIGL” has the meaning set forth in the Preamble of this Agreement.

“TIGL Benefit Plans” has the meaning set forth in Section 3.7 of this Agreement.

“TIGL Constituent Instruments” means the memorandum and articles of association of TIGL and such other constituent instruments of TIGL as may exist, each as amended to the date of this Agreement.

“TIGL Disclosure Letter” means the letter delivered from TIGL to BP2 concurrently herewith.

“TIGL Financial Statements” has the meaning set forth in the Section 3.15 of this Agreement.

“TIGL Material Adverse Effect” has the meaning set forth in Section 3.1 of this Agreement.

“TIGL Stock” has the meaning set forth in the Background Section of this Agreement.

“Transactions” has the meaning set forth in Section 1.2 of this Agreement.

“Transaction Documents” means this Agreement and any other documents or agreements executed in connection with the Transactions.

“VCC” has the meaning set forth in Section 4.28 of this Agreement.

“Visitalk Plan” has the meaning set forth in Section 4.28 of this Agreement.

“Visitalk.com” has the meaning set forth in Section 4.28 of this Agreement.

“Voting BP2 Debt” has the meaning set forth in Section 4.3 of this Agreement.

“Voting TIGL Debt” has the meaning set forth in Section 3.3 of this Agreement.